Exhibit 4.3

Rural Development

Rural Utilities Service

1400 Independence

Ave SW, Room 5135

Stop 1510

Washington, DC 20250

Voice 202.720.9540

Fax 202.720.1725

October 18, 2017

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, Georgia 30084

Attention:  Elizabeth Higgins, Executive Vice President and Chief Financial Officer

Re:       Oglethorpe Power Corporation (An Electric Membership Corporation) — Amendment of Ninth Amended and Restated Loan Contract

Ladies and Gentlemen:

Reference is made to that certain Ninth Amended and Restated Loan Contract, dated as of September 2, 2014 (the “Loan Contract”), by and between Oglethorpe Power Corporation (An Electric Membership Corporation) (the “Borrower”) and the United States of America, acting by and through the Administrator of the Rural Utilities Service (“RUS”).  Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned such terms in the Loan Contract.

Amendments

(1)                                 Section 5.3 of the Loan Contract is hereby amended so as to add the following sentence at the end of such Section 5.3:

“In addition, if the Borrower has treated any Bondable Property, which Bondable Property would otherwise be considered as Retired pursuant to the definition thereof in the Indenture, as not being considered Retired pursuant to the proviso relating to the recovery of a regulatory or similar asset in the definition of Retired in the Indenture, within one hundred and twenty (120) days after the close of each fiscal year during the period such Bondable Property is not considered Retired and otherwise from time to time as RUS shall request during the entirety of the period in which such Bondable Property continues to not be considered as Retired, the Borrower shall deliver to RUS a written statement, including supporting documentation, signed by its General Manager confirming continued amortization and recovery of such regulatory or similar asset in accordance with such proviso, with such written statement and supporting documentation to be in such form as RUS may reasonably request.”

(2)         Section 6.8 of the Loan Contract is hereby amended so as to add the following subsection (p) at the end of such Section 6.8:

USDA is an equal opportunity provider and employer.

If you wish to file a Civil Rights program complaint of discrimination, complete the USDA Program Discrimination Complaint Form, found online at http://www.ascr.usda.gov/complaint_filing_cust.html, or at any USDA office, or call (866) 632-9992 to request the form. You may also write a letter containing all of the information requested in the form. Send your completed complaint form or letter to us by mail at U.S. Department of Agriculture, Director, Office of Adjudication, 1400 Independence Avenue, S.W., Washington, D.C. 20250-9410, by fax (202) 690-7442 or email at program.intake@usda.gov.

“(p)                           treat any Bondable Property, which Bondable Property would otherwise be considered as Retired pursuant to the definition thereof in the Indenture, as not being considered Retired pursuant to the proviso relating to rate recovery in the definition of Retired in the Indenture.”

(3)                                 Section 9.1(a) of the RUS Loan Contract is hereby amended in its entirety such that Section 9.1(a), as amended, will read in its entirety as follows:

“(a)                           Transactions requiring compliance with the requirements of this Section 9.1 pursuant to Sections 5.15, 6.2, 6.4, 6.6, 6.8 (a), 6.8 (b), 6.8 (c), 6.8 (e), 6.8 (g), 6.8 (h), 6.8(m), 6.8(n), 6.8(o), 6.8(p), 6.9, 6.11, 6.12 and 6.19 shall be subject to a 60-day review and objection period (or such shorter period as the parties shall agree to in writing); and”

General

Except as expressly provided by this letter agreement, the terms and provisions of the Loan Contract and the other Loan Documents are hereby confirmed and shall continue in full force and effect.  This letter agreement shall be governed by, and construed and enforced in accordance with, all provisions of the Loan Contract, including choice of law provisions, and may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Delivery of an executed counterpart signature of this letter agreement by facsimile or by email transmission of a “pdf” or similar copy shall be equally effective as delivery of an original counterpart of this letter agreement.  Any party delivering an executed counterpart signature page to this letter agreement by facsimile or by e-mail transmission shall also deliver an executed counterpart of this letter agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this letter agreement.

UNITED STATES OF AMERICA,
acting by and through the Administrator
of the Rural Utilities Service

		By:	/s/ Chris McLean
Acting Administrator

Acknowledged and agreed to:

OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP CORPORATION)

By:	/s/ Elizabeth B. Higgins
Executive Vice President and
Chief Financial Officer